Exhibit 16.1
August 21, 2023

Securities and Exchange Commission
100 F Street N.E.
Washington D.C. 20549-7561

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of Quantum Corporation dated August 21, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Armanino LLP Armanino LLP San Ramon, California